Exhibit 99.1

THE BRICKMAN GROUP, LTD. REPORTS FIRST QUARTER RESULTS

Gaithersburg, MD – May 11, 2006 - The Brickman Group, Ltd. (“Brickman”), a wholly-owned subsidiary of Brickman Group Holdings, Inc., reported results for the first quarter of 2006. For the three months ended March 31, 2006, Brickman had revenue of $82.9 million, a net loss of $7.2 million and EBITDA of $0.2 million.

The EBITDA of $0.2 million represents a decrease of $4.9 million from EBITDA for the first quarter of 2005. Brickman’s first quarter net loss of $7.2 million was $2.7 million greater than 2005’s first quarter net loss of $4.5 million. These decreases were attributable to lower revenue of $9.0 million, and lower gross profit of $2.6 million related to the volume decreases. At March 31, 2006, Brickman’s net debt was 2.3 times EBITDA as compared to net debt of 2.5 times EBITDA at March 31, 2005. A reconciliation of net income to EBITDA is presented below. EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be used as an alternative to income from operations as an indicator of Brickman’s operating performance or cash flow as a measure of its liquidity. EBITDA is a measure of operating performance used by investors and analysts. Management also includes EBITDA information because it closely approximates measures contained in financial and other covenants in Brickman’s credit agreement and senior subordinated note indenture.

First quarter revenues were $82.9 million, a decrease of $9.0 million, or 9.7% over the same period in 2005. This decrease was driven by a decrease of $20.7 million or 47.6% in snow removal revenue, offset by a $11.7 million or 24.2% increase in landscape services revenue. The decrease in snow removal revenues was primarily the result of lower snowfall amounts in many of our markets in 2006 compared to 2005. The increase in landscape revenues was primarily the result of new contract sales. Margins decreased compared to 2005 as a result of the lack of snow removal activity and the deployment of higher wage supervisory personnel to landscape operations. General and administrative expenses for the first quarter of 2006 increased over the same period in 2005 by $2.9 million, or 16.5%. Administrative costs increased over 2005 to support current growth and to prepare for future growth in landscape maintenance services. Average debt outstanding in the first quarter of 2006 was $180.8 million compared to $184.6 million in the first quarter of 2005. The weighted average rate of interest on outstanding debt in the first quarter of 2006 was 11.0% compared to 10.8% in the first quarter of 2005.

For the twelve-month period ended March 31, 2006, Brickman generated revenue of $445.6 million, gross profit of $136.4 million, net income of $11.6 million, and EBITDA of $72.2 million. Twelve-month amounts are unaudited and have been calculated by subtracting the unaudited results for the three-month period ended March 31, 2005 from the audited results for the year ended December 31, 2005 and adding the unaudited results for the three-month period ended March 31, 2006 to the result.

A reconciliation of net income to EBITDA reported above follows (in millions):

	(Unaudited)
	Three months ended March 31,		Twelve months ended March 31,
	2005	2006	2005	2006
Net income (loss)	$(4.5)	$(7.2)	$10.3	$11.6
Interest	5.0	5.0	19.8	19.9
Income taxes (benefit)	(3.0)	(5.3)	6.8	8.0
Depreciation	3.1	3.8	12.0	15.0
Amortization	4.5	3.9	20.2	17.7

EBITDA	$5.1	$0.2	$69.1	$72.2

The ratio of net debt to EBITDA reported above was calculated as follows (in thousands):

	March 31,
	2005	2006
Accrued interest	$5,141	$5,151
Long-term debt	183,682	176,148

Total debt	188,823	181,299
Less: Cash	16,748	14,031

Net debt	172,075	167,268

Trailing twelve months EBITDA	$69,148	$72,185

Ratio of net debt to EBITDA	2.5x	2.3x

Brickman’s working capital at March 31, 2006 was $7.3 million compared to working capital of $20.1 million at December 31, 2005. The decrease in working capital resulted from the first quarter loss, purchases of property and equipment of $8.3 million, a payment of principal on Brickman’s term loan of $2.2 million, and distributions to our parent company, Brickman Group Holdings, Inc., totaling $2.5 million. There was no outstanding balance on Brickman’s $30.0 million revolving credit facility at March 31, 2006. Cash flow from operations for the three months ended March 31, 2006 was $25.9 million, an increase of $9.3 million compared to the first three months of 2005. Capital expenditures for the first three months of 2006 were $8.3 million compared to $6.3 million in the first three months of 2005. The increase in capital expenditures is attributable to spending on equipment necessary to support new sales.

Brickman will host a conference call to discuss the first quarter results on May 12, 2006 at 10:00 AM EDT. The call may be accessed by dialing (800) 732-6094. The call will be recorded with replay accessible from May 12, 2006 through May 19, 2006 by dialing (800)558-5253, reservation #21290174.

Brickman is one of the nation’s largest providers of commercial landscape maintenance services.

The Brickman Group, Ltd.

Condensed Consolidated Balance Sheets

(in thousands)

	Unaudited		Unaudited
	March 31, 2005	December 31, 2005	March 31, 2006
Current assets	$73,537	$83,852	$76,437
Property & equipment	33,125	38,572	42,938
Other assets	10,516	11,271	11,533
Intangibles and goodwill	113,223	112,674	109,125

Total assets	$230,401	$246,369	$240,033

Current liabilities, less current maturities	$51,138	$54,889	$60,248
Current maturities of long-term debt	7,534	8,864	8,864

Current liabilities	58,672	63,753	69,112
Long-term debt	176,148	169,500	167,284
Other liabilities	2,733	3,235	3,451

Total liabilities	237,553	236,488	239,847
Shareholder’s equity	(7,152)	9,881	186

Total liabilities and shareholder’s equity	$230,401	$246,369	$240,033

The Brickman Group, Ltd.

Condensed Consolidated Statements of Operations

(in thousands)

(unaudited)

	Three months ended March 31,		Twelve months ended March 31,
	2005	2006	2006
Net service revenues	$91,861	$82,915	$445,599
Cost of services provided	72,015	65,759	309,186

Gross profit	19,846	17,156	136,413
General and administrative expenses	17,858	20,800	79,170
Amortization expense	4,465	3,884	17,742

Income (loss) from operations	(2,477)	(7,528)	39,501
Interest expense	5,002	4,952	19,893

Income (loss) before income taxes	(7,479)	(12,480)	19,608
Income tax provision (benefit)	(2,992)	(5,242)	8,000

Net income (loss)	$(4,487)	$(7,238)	$11,608